Exhibit 4.12

THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED

Principal Amount: $	Issue Date: July __, 2009

ORIGINAL ISSUE DISCOUNT CONVERTIBLE NOTE

FOR VALUE RECEIVED, Visual Management Systems, Inc., a Nevada corporation (hereinafter called “Borrower”), hereby promises to pay to ________________________________________________________, the principal amount of $__________, with 12% annual interest thereon, at such place as Holder shall direct in writing on January __, 2010 (the “Maturity Date”).

          The following terms shall apply to this Note:

ARTICLE I.

GENERAL PROVISIONS

          1.1.     Maturity. Principal and accrued interest under this Note shall become due and payable on the Maturity Date. Borrower may prepay this note upon not less than thirty (30) days prior written notice to the Holder; provided, however, that Holder shall have the right to exercise the conversion rights set forth in Article II during such notice period.

          1.2.     Conversion Privileges. The conversion rights set forth in Article II shall remain in full force and effect immediately from the date hereof and until the Note is paid in full regardless of the occurrence of an Event of Default. The Note shall be payable in full on the Maturity Date, unless previously converted into Common Stock in accordance with Article II hereof; provided, that if an Event of Default has occurred that has not been timely cured, the Holder may extend the Maturity Date an amount of time equal to the duration of the Event of Default.

          1.3.     Interest Rate. Simple interest payable on this Note shall accrue at the annual rate of twelve percent (12%) and be payable at the request of the Holder upon or after each conversion of principal pursuant to Article II, and on the Maturity Date, accelerated or otherwise, when the principal and remaining accrued but unpaid interest shall be due and payable, or sooner as described below.

ARTICLE II.

CONVERSION RIGHTS

          The Holder shall have the right to convert the principal due under this Note into Shares of the Borrower’s Common Stock (“Common Stock”) as set forth below.

          2.1.     Conversion into the Borrower’s Common Stock.

                    (a)     The Holder shall have the right from and after the issuance of this Note and then at any time until this Note is fully paid, to convert any outstanding and unpaid principal portion of this Note, at the election of the Holder (the date of giving of such notice of conversion being a “Conversion Date”) into fully paid and nonassessable shares of Common Stock as such stock exists on the date of issuance of this Note, or any shares of capital stock of Borrower into which such Common Stock shall hereafter be changed or reclassified, at the conversion price as defined in Section 2.1(b) hereof (the “Conversion Price”), determined as provided herein. Upon delivery to the Borrower of a completed Notice of Conversion, a form of which is annexed hereto, Borrower shall issue and deliver to the Holder within three (3) business days after the Conversion Date (such third day being the “Delivery Date”) that number of shares of Common Stock for the portion of the Note converted in accordance with the foregoing. The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal of the Note to be converted, by the Conversion Price, with all converted fractional shares issuable rounded up to whole shares.

                    (b)     Subject to adjustment as provided in Section 2.1(c) hereof, the Conversion Price per share shall be $0.01 per share.

                    (c)     The Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 2.1(a), shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

                    A.     Merger, Sale of Assets, etc. If the Borrower at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other corporation, this Note, as to the unpaid principal portion thereof, shall thereafter be deemed to evidence the right to acquire upon conversion such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance. The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale or conveyance.

                    B.     Reclassification, etc. If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes that may be issued or outstanding, this Note, as to the unpaid principal portion thereof, shall thereafter be deemed to evidence the right to acquire upon conversion an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

                    C.     Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event..

                    D.     Share Issuance. For such portion of the Note which remains outstanding and not converted, if the Borrower shall issue or agree to issue any shares of Common Stock for a consideration less than the Conversion Price in effect at the time of such issue, then, and thereafter successively upon each such issue, the Conversion Price shall be reduced to such other lower issue price. For purposes of this adjustment, the issuance of any security carrying the right to convert such security into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Conversion Price upon the issuance of the above-described security and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Conversion Price. The reduction of the Conversion Price described in this paragraph is in addition to other rights of the Holder described in this Note and the Subscription Agreement. No adjustments shall be made under this Paragraph D as a result of (i) the issuance or exercise of the Warrants or the warrants issued to the Placement Agent pursuant to the Subscription Agreement or (ii) issuances of Common Stock or any warrant, right, option or other security issued in any acquisition, merger or strategic alliance, or upon the exercise or conversion of any such warrant, right, option or other security.

                    (d)     Whenever the Conversion Price is adjusted pursuant to Section 2.1(c) above, the Borrower shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

                    (e)     Borrower will reserve from its authorized and unissued Common Stock the number of shares of Common Stock during the time periods and in the amounts described in the Subscription Agreement. Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

          2.2.     Method of Conversion. This Note may be converted by the Holder in whole or in part as described in Section 2.1(a) hereof and the Subscription Agreement. Upon partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted or paid.

ARTICLE III.

EVENT OF DEFAULT

          The occurrence of any of the following events of default (“Event of Default”) shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

          3.1.     Failure to Pay Principal or Interest. The Borrower fails to pay any installment of principal, interest or other sum due under this Note when due and such failure continues for a period of ten (10) business days after the due date. The ten (10) day period described in this Section 3.1 is the same ten (10) business day period described in Section 1.1 hereof.

          3.2.     Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed without the consent of the Borrower is not dismissed within sixty (60) days of appointment.

          3.3.     Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower and if instituted against Borrower are not dismissed within forty-five (45) days of initiation.

          3.4.     Failure to Deliver Common Stock or Replacement Note. Borrower’s failure to timely deliver Common Stock to the Holder pursuant to and in the form required by this Note, or, if required, a replacement Note for ten business days beyond the required delivery date or any stated cure period, whichever is later.

          3.5.     Reservation Default. Failure by the Borrower to have reserved for issuance upon conversion of the Note the amount of Common Stock as set forth in this Note.

ARTICLE IV.

MISCELLANEOUS

          4.1.     Failure or Indulgence Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

          4.2.     Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Borrower to: Visual Management Systems, Inc., 1000 Industrial Way North, Suite C, Toms River, NJ 08755, Fax: (732) 281-1365, Attn: Jason Gonzalez (ii) if to the Holder, to the name, address and telecopy number set forth on the front page of this Note.

          4.3.     Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

          4.4.     Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

          4.5.     Cost of Collection. If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

          4.6.     Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Florida. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the civil or state courts of Florida or in the federal courts located in Broward County Florida. Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs.

          4.7.     Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

          4.8.     Shareholder Status. The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note. However, the Holder will have all the rights of a shareholder of the Borrower with respect to the shares of Common Stock to be received by Holder after delivery by the Holder of a Conversion Notice to the Borrower.

          IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the _____ day of July, 2009.

VISUAL MANAGEMENT SYSTEMS, INC.

By:

Name:	Jason Gonzalez
Title:	Chief Executive Officer